EXHIBIT 99.1

For Immediate Release	Contact:
Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
SECOND QUARTER 2005 FINANCIAL RESULTS

Branford, CT, August 4, 2005 — Neurogen Corporation (Nasdaq: NRGN), a drug discovery and development company, today announced financial results for the three and six month periods ended June 30, 2005.

Neurogen recognized a net loss for the second quarter of 2005 of $8.9 million, or $0.26 per share on 34.3 million weighted average shares outstanding. This compares to a net loss during the second quarter of 2004 of $4.2 million, or $0.13 per share on 31.1 million weighted average shares outstanding. The Company recognized a net loss for the six months ended June 30, 2005 of $16.9 million, or $0.49 per share on 34.3 million weighted average shares outstanding, as compared to a net loss of $11.2 million, or $0.44 per share on 25.3 million weighted average shares outstanding, for the comparable period of 2004. The increase in net loss for the quarter and six month period was due primarily to lower operating revenue and increased research and development expenses as discussed below.

Neurogen's total cash and marketable securities as of June 30, 2005 totaled $133.8 million and as of December 31, 2004 totaled $151.8 million.

William H. Koster, Ph.D, President and CEO said,"I'm pleased with the momentum across our portfolio of programs in insomnia, pain, depression, and obesity during the quarter, and note particularly the progress in our insomnia clinical program, where we're continuing to advance NG2-73 in Phase I human testing.

"During the quarter we were also pleased to have Dr. Stephen Uden join us in the role of Executive Vice President, Head of R&D. Steve has a depth of experience, gained from a series of senior positions at Pfizer, in moving products from discovery through all phases of clinical development, including regulatory filing and launch in the US, EU, and Japan.   He's making important contributions in this senior management role, providing clear insight on the critical decisions involved in the portfolio management process and other strategic decisions of the Company."

Operating revenue for the second quarter of 2005 decreased 68% to $2.0 million from $6.1 million for the second quarter of 2004 and for the six months ended June 30, 2005 was $3.9 million compared to $9.2 million for the comparable period of 2004. The decrease in operating revenue for the quarter and the six month period is due primarily to the receipt, in the second quarter of 2004, of a $3 million preclinical milestone payment resulting from the Company's collaboration with Merck to develop VR1-based drugs for pain and other indications. Also, during the 2005 periods, the Company recognized lower license fees and research funding as a result of the termination in December 2004 of the Company's collaboration with sanofi-aventis to develop CRF-based drugs to treat stress-related disorders, following the merger of Sanofi-Synthelabo and Aventis Pharma.

Research and development expenses, excluding non-cash stock compensation charges, for the second quarter of 2005 increased 7% to $9.5 million from $8.8 million in the second quarter of 2004 and for the six month period increased slightly to $17.7 million from $17.6 million in the comparable period of 2004. The increase in R&D expenses for the quarter is due mainly to continued progress in Neurogen's proprietary clinical and preclinical programs for insomnia, depression, and obesity.

General and administrative expenses, excluding non-cash stock compensation charges, for the second quarter of 2005 were $1.9 million, compared to $1.8 million for the same period in 2004 and for the six month period increased to $4.1 million from $3.5 million for the comparable period of 2004.

Webcast
The Company will host a conference call and webcast to discuss second quarter results at 10:00 a.m. EDT today, August 4, 2005. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2005. A replay of the call will be available after 1:00 pm EDT on August 4, 2005 and accessible through the close of business, August 18, 2005. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 85396768.

About Neurogen Corporation
Neurogen Corporation is a drug discovery and development company focusing on small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including insomnia, pain, depression, inflammation, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Operating revenues:
License fees	$ 906	$ 1,250	$ 1,813	$ 2,500
Research revenues	1,050	4,839	2,100	6,741

Total operating revenues	1,956	6,089	3,913	9,241

Operating Expenses:
Research and development
Stock compensation*	127	25	372	100
Other R&D	9,451	8,806	17,692	17,560

Total R&D	9,578	8,831	18,064	17,660

General and administrative:
Stock compensation*	173	151	326	306
Other G&A	1,893	1,833	4,070	3,533

Total G&A	2,066	1,984	4,396	3,839

Total operating expenses	11,644	10,815	22,460	21,499

Operating loss	(9,688)	(4,726)	(18,547)	(12,258)

Other income, net	817	547	1,610	1,015

Net loss	$ (8,871)	$ (4,179)	$ (16,937)	$ (11,243)

Basic and diluted loss per share	$ (0.26)	$ (0.13)	$ (0.49)	$ (0.44)

Shares used in calculation of loss per share:
Basic and diluted	34,276	31,135	34,260	25,272

*The Company records stock compensation in accordance with APB 25 and accordingly recognizes no compensation expense for the option grants when the options granted have an exercise price equal to the fair market value at the date of grant.  A portion of the 2004 stock compensation expense reported in the Condensed Consolidated Statements of Operations was related to certain awards granted in 1997 that were fully vested by December 31, 2004 and was accounted for using the variable method of accounting. During both 2004 and 2005, stock compensation expenses included restricted stock granted to certain officers, and options granted to non-employee consultants.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
( unaudited)

	June 30, 2005	December 31, 2004
Assets

Cash and cash equivalents	$3,898	$14,831
Marketable securities	129,946	136,954

Total cash and marketable securities	133,844	151,785
Receivables from corporate partners	133	286
Other current assets, net	1,929	2,524

Total current assets	135,906	154,595

Net property, plant & equipment	28,960	28,908
Other assets, net	226	320

Total assets	$165,092	$183,823

Liabilities and Stockholders' Equity

Total current liabilities	$9,476	$10,392
Total long term liabilities	21,232	22,709

Total liabilities	30,708	33,101
Total stockholders' equity	134,384	150,722

Total liabilities and stockholders' equity	$165,092	$183,823